For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

Catapult Communications Announces Estimated Second Fiscal Quarter Revenues

Mountain View, CA—April 3, 2006—Catapult Communications Corporation (Nasdaq:CATT) today announced estimated revenues of approximately $10.5 million for its second fiscal quarter ended March 31, 2006 compared to the originally estimated $14 million.

According to Dr. Richard A. Karp, Catapult’s Chairman and CEO, “Orders received during the second fiscal quarter totaled approximately $15.9 million, well above our original revenue guidance, and market demand remains healthy.”

The Company experienced lower revenues primarily because at quarter end it had orders on hand totaling over $6.0 million that could not be recognized because of additional engineering requirements. The Company has taken steps to improve engineering productivity and expects to resolve most product delivery delays in the fourth fiscal quarter ending September 30, 2006.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Ericsson, Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Siemens. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

Forward Looking Statements
The statement in this press release regarding the expected resolution of most of the Company’s product delivery delays is a forward-looking statement. This statement is subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the possibility that the Company might be unable to meet its current product development and/or production schedules. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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